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                                 EXHIBIT (9)(i)

                    AGENCY AND SERVICES DELEGATION AGREEMENT
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                    AGENCY AND SERVICES DELEGATION AGREEMENT



AGREEMENT made as of August , 1997 by and between Bank One Trust Company, NA ("Recordkeeper") and The One Group(R) (the "Fund Company").


                                   WITNESSETH


WHEREAS, the Fund Company desires to enter into an Agency and Services Delegation Agreement pursuant to which the Fund Company will retain the Recordkeeper to perform certain recordkeeping and accounting services and functions with respect to transactions in Fund Company shares ("Shares") made by or on behalf of participants, beneficiaries or plan sponsors (collectively, "Participants") in certain employee pension benefit as defined in Section 3(2)(A) of the Retirement Income Security Act of 1940, as amended ("ERISA") ("Plans"), and with respect to holdings of Shares maintained by or on behalf of such participants, when with respect to the Fund Company such plans maintain with the Fund Company's transfer agent ("Transfer Agent") a single master shareholder account; and


NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1.       Services Provided by the Recordkeeper


         When and to the extent requested by the Fund Company, the Recordkeeper agrees to perform recordkeeping and accounting services and functions with respect to transactions in Shares made by or on behalf of Participants in the Plan, and with respect to holdings of Shares maintained by or on behalf of Participants, when with respect to the Fund Company the Plan maintains with the Transfer Agent plan level shareholder accounts. To the extent requested, the Recordkeeper will provide the following services:


         A. Maintain separate records for each Participant reflecting Shares purchased, redeemed and exchanged on behalf of such Participant and outstanding balances of Shares owned by or for the benefit of such Participant.


         B. Prepare and transmit to Plan and/or its Participants periodic account statements indicating the number of Shares of the Fund Company owned by or for the benefit of Participants and purchases, redemptions and exchanges made on behalf of Participants.


         C. With respect to the Plan, aggregate all purchase, redemption and exchange orders made by or on behalf of the Plan's Participants and Sponsors and transmit instructions based an such aggregate orders ("Instructions") to the Transfer Agent for acceptance.


         D. Provide to the Fund Company, the Transfer Agent and/or other parties designated by them such other information relating to transactions in and holdings of Shares by or on behalf of Participants as is reasonably requested.

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         E.       As agreed upon with the Fund Company, deliver or arrange for the delivery of appropriate documentation in connections with orders.

2.       Appointment as Agent for Limited Purpose


         The Recordkeeper shall be deemed the agent of the Fund Company for the sole and limited purpose of receiving purchase, redemption and exchange orders from participants or plan sponsors and transmitting corresponding Instructions to the Transfer Agent. Except as provided specifically herein, neither the Fund Company nor any person to which the Fund Company may delegate any of its duties hereunder shall be or hold itself out as an agent of the Transfer Agent or the Fund Company.


3.       Representations of Recordkeeper

         The Recordkeeper agrees, represents and warrants that:


         A. It will forward Instructions within such time periods and to such parties as are specified by the Fund Company, the Transfer Agent, the Fund Company's prospectuses and applicable law and regulation.



         B. If and to the extent required under applicable federal and state securities laws and regulations, it is duly registered pursuant to such laws and regulations; it is not a "fiduciary" of any Plan as such term is defined in section 3(21) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"): and the receipt of any fees by it from the Fund Company, and the corresponding reduction of fees payable to the Recordkeeper by the Plan (or by the Plan sponsor, according to Recordkeeper's agreement with the Plan) will not constitute a "prohibited transaction" for purposes of Title I of ERISA and section 4975 of the Code.



         C. The Recordkeeper, through its parent BANC ONE CORPORATION, is self-insured with respect to errors and omissions.


4.       Records and Reporting


         The Recordkeeper will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. Upon the reasonable request of the Funds, or the Transfer Agent, the Recordkeeper will provide copies of: historical records relating to transactions involving the Fund Company and Participants; written communications regarding the Fund Company to or from Participants; and other materials relating to the provision of services by the Recordkeeper under this Agreement. The Recordkeeper will comply with any reasonable request for such information and documents made by the Fund Company or its board of Trustees or any governmental body or self-regulatory organization. The Recordkeeper agrees that, with respect to the Plans regarding which it is providing services under this Agreement,

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the Recordkeeper will permit the Fund Company, the Transfer Agent, or their representatives, to have reasonable access to its personnel and records, except such Records as are determined to be confidential or proprietary in order to facilitate the monitoring of the quality of the services provided by the Recordkeeper. Notwithstanding anything herein to the contrary, the Recordkeeper shall not be required to provide the names and addresses of Participants to the Transfer Agent or the Trust, unless applicable law or regulation otherwise requires.


5.       Ability to Provide Services


         The Recordkeeper agrees to notify the Fund Company promptly if for any reason it is unable to perform its obligations under this Agreement.


6.       Compensation


         A. In consideration of performance of the services by the Recordkeeper hereunder, the Fund Company will compensate the Recordkeeper one dollar and twenty-five cents ($1.25) per calendar quarter per participant account per fund with a balance at each calendar quarter end, not to exceed three funds per participant, as to which the Fund Company and the Recordkeeper agree from time-to-time in writing. Said compensation will commence with the calendar quarter ending
                  _____________.



         B. The Recordkeeper will permit the Fund Company and their representatives (including counsel and independent accountants) with reasonable access to its records except such Records as are determined to be confidential or proprietary to enable the Fund Company to verify that the Recordkeeper's charges hereunder comply with the provisions of this Agreement. Such access shall include, but not be limited to, up to four on-site inspections of the Recordkeeper's records each calendar year.


7.       Indemnification


         The Recordkeeper shall indemnify and hold harmless the Fund Company from and against any and all losses and liabilities that it may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance of the Recordkeeper of its responsibilities under this Agreement; excluding, however, any such claims, suits, loss, damage or costs caused by, contributed to or arising from any noncompliance by the Fund Company with its obligations under this Agreement, as to which the Fund Company as pertinent, shall indemnify, hold harmless and defend the Recordkeeper on the same basis as set forth above.


8.       Termination


         This Agreement may be terminated at any time by either party hereto upon ninety (90) days written notice to the other. The provisions of paragraphs 4 and 7 shall continue in full force and effect after termination of this Agreement.


9.       Limitation of Liability of the Trustees and Shareholders
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         It is expressly agreed that the obligations of the Fund Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund Company personally, but shall bind only the trust property of the Fund Company. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Fund Company, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund Company as provided in the Trust's Agreement and Declaration of Trust.


10.      Miscellaneous

         This Agreement represents the entire agreement between the parties with regard to the matters described herein, and may not be modified or amended except by written instrument executed by all parties. This Agreement may not be assigned by either party hereto without the prior written consent of the other parties. This Agreement is made and shall be construed under the laws of the State of Ohio. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


THE ONE GROUP(R)                                 BANK ONE TRUST COMPANY, NA


By:_____________________________                 By:____________________________

Title:__________________________                 Title:_________________________